Exhibit 99.1

FOR IMMEDIATE RELEASE Thursday, January 29, 2009	SYMBOL: LANC TRADED: Nasdaq
LANCASTER COLONY REPORTS IMPROVED SECOND QUARTER SALES AND EARNINGS
     COLUMBUS, Ohio, Jan. 29 —Lancaster Colony Corporation (Nasdaq: LANC) today reported higher sales, operating income and net income for the company’s second fiscal quarter ended December 31, 2008 compared with the corresponding quarter a year ago. Highlights of the quarter:
•	Consolidated net sales increased seven percent to $288 million versus $269 million in the second quarter last year.
•	Income from continuing operations totaled $28,452,000 compared with $15,274,000 for the corresponding quarter a year ago. The current year’s quarter included pretax income of approximately $8.7 million (20 cents per share after taxes) associated with a distribution received under the Continued Dumping and Subsidy Offset Act (CDSOA). A year ago, second quarter results from continuing operations included a pretax CDSOA distribution of approximately $2.5 million (five cents per share after taxes), as well as a $5.7 million pretax loss (12 cents per share after taxes) on the sale of consumer and floral glass operations and a noncash pension settlement charge to corporate expenses of $3.0 million (six cents per share after taxes).
•	Specialty Foods sales increased 14 percent in the quarter to $245.4 million, reflecting strength in both retail and foodservice sales. Contributing to this growth was higher pricing of most products and volume growth of several recently-introduced frozen products. Operating income totaled $39.7 million, up 40 percent from the year-ago level. Pricing initiatives have allowed the company to offset much of the commodity cost escalations that occurred over the last three years. The current year comparative quarterly results include an estimated unfavorable impact of these cost escalations exceeding $10 million.
•	Glassware and Candles sales declined 21 percent to $42.8 million, reflecting softer demand for candles and the mid-November 2007 divestiture of certain glassware operations. Sales of the sold operations totaled approximately $7.6 million in the prior-year period. The segment’s operating loss in the most recent quarter totaled $1.0 million, compared to a prior-year loss of $0.8 million, including a $5.7 million loss on the divestitures. Current year performance was adversely impacted by factors such as higher material costs, lower sales volumes and reduced capacity utilization.
MORE. . .

PAGE 2 / LANCASTER COLONY REPORTS IMPROVED 2ND QUARTER SALES & EARNINGS
•	Net income for the quarter totaled $28,452,000, compared with second quarter net income last year of $15,998,000, which included income from discontinued automotive operations of $724,000.
•	Net income per diluted share was $1.02 versus $.54 in the year-ago quarter, which included income from discontinued operations of two cents per share. Income from continuing operations was $1.02 per diluted share versus $.51 a year ago.
•	The company’s balance sheet remained strong with debt at December 31, 2008 representing approximately 11 percent of total capitalization.
     For the six months ended December 31, 2008, net sales were $552 million compared to $513 million for the first six months last year. Net income was $39,472,000, or $1.40 per diluted share. In the prior year, net income totaled $31,568,000, or $1.05 per diluted share, including income from discontinued operations of $1,647,000, or $.05 per diluted share. Income from continuing operations for the six months was also $39,472,000, or $1.40 per diluted share, compared to $29,921,000, or $.99 per diluted share, earned in the first six months a year ago.
     John B. Gerlach, Jr., chairman and CEO, said, “We were pleased with the quarter’s consolidated results given the many economic challenges faced by our customers and consumers. We were also encouraged to see a seasonally strong retail mix, higher sales volumes and various pricing actions begin to move Specialty Foods operating margins toward more historic levels.”
     Looking ahead, Mr. Gerlach said, “For the balance of the fiscal year, we expect Specialty Foods results to benefit as key commodity costs moderate from the prior year’s unprecedented highs. However, we anticipate that the incremental contribution of the segment’s recent pricing initiatives will diminish over time. While Glassware and Candles operating performance is likely to remain challenged in the near-term, we are hopeful that recent declines in wax prices may begin contributing to better comparisons by the end of the fiscal year. It remains unclear how the currently unsettled market conditions will impact sales across both segments.”
Conference Call on the Web
     The company’s second quarter conference call is scheduled for this morning, January 29, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.lancastercolony.com. Replays of the webcast will be made available on the company website.
About the Company
     Lancaster Colony Corporation is a diversified manufacturer and marketer of consumer products focusing primarily on specialty foods for the retail and foodservice markets.
Forward-Looking Statements
     We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward—looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar
MORE. . .

PAGE 3 / LANCASTER COLONY REPORTS IMPROVED 2ND QUARTER SALES & EARNINGS
words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements. Actual results may differ as a result of factors over which we have no, or limited, control. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on such statements that are based on current expectations. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements. More detailed statements regarding significant events that could affect our financial results are included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission and are available on our website at www.lancastercolony.com.
# # # #

FOR FURTHER INFORMATION:	John B. Gerlach, Jr., Chairman and CEO, or
John L. Boylan, Vice President, Treasurer and CFO
Lancaster Colony Corporation
Phone: 614/224-7141
—or—
Investor Relations Consultants, Inc.
Phone: 727/781-5577 or E-mail: lanc@mindspring.com

PAGE 4 / LANCASTER COLONY REPORTS IMPROVED 2ND QUARTER SALES & EARNINGS
LANCASTER COLONY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (b)
(In thousands except per-share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net sales	$288,242	$269,447	$552,079	$513,405
Cost of sales	230,079	225,837	454,247	424,963

Gross margin	58,163	43,610	97,832	88,442
Selling, general & administrative expenses	21,917	21,217	42,178	42,259
Restructuring and impairment charges	(8)	46	1,606	182

Operating income	36,254	22,347	54,048	46,001
Interest expense	(639)	(966)	(1,130)	(1,924)
Interest income and other — net	8,425	2,774	8,500	2,929

Income from continuing operations before income taxes	44,040	24,155	61,418	47,006
Taxes based on income	15,588	8,881	21,946	17,085

Income from continuing operations	28,452	15,274	39,472	29,921
Income from discontinued operations, net of tax	—	724	—	1,647

Net income	$28,452	$15,998	$39,472	$31,568

Net income per common share:(a)

Continuing operations — basic and diluted	$1.02	$.51	$1.40	$.99

Discontinued operations — basic and diluted	$—	$.02	$—	$.05

Net income — basic and diluted	$1.02	$.54	$1.40	$1.05

Cash dividends per common share	$.285	$.28	$.565	$.55

Weighted average common shares outstanding:
Basic	27,948	29,855	28,105	30,133
Diluted	27,959	29,860	28,113	30,140

(a)	Based on the weighted average number of shares outstanding during each period.

(b)	Certain automotive operations sold in the year ended June 30, 2008 have been reflected as discontinued operations in all periods presented.
MORE...

PAGE 5 / LANCASTER COLONY REPORTS IMPROVED 2ND QUARTER SALES & EARNINGS
LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited) (b)
(In thousands)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
NET SALES
Specialty Foods	$245,393	$215,150	$466,179	$399,939
Glassware and Candles	42,849	54,297	85,900	113,466

	$288,242	$269,447	$552,079	$513,405

OPERATING INCOME (LOSS)
Specialty Foods	$39,651	$28,309	$63,140	$52,083
Glassware and Candles	(1,007)	(780)	(3,869)	1,633
Corporate expenses	(2,390)	(5,182)	(5,223)	(7,715)

	$36,254	$22,347	$54,048	$46,001

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	December 31,	June 30,
	2008	2008
ASSETS
Current assets:
Cash and equivalents	$30,340	$19,417
Receivables — net of allowance for doubtful accounts	75,064	59,409
Total inventories	95,859	120,303
Deferred income taxes and other current assets	24,648	34,545

Total current assets	225,911	233,674
Net property, plant and equipment	175,512	179,573
Other assets	105,936	106,931

Total assets	$507,359	$520,178

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,309	$45,964
Accrued liabilities	42,983	42,785

Total current liabilities	77,292	88,749
Long-term debt	45,000	55,000
Other noncurrent liabilities and deferred income taxes	18,665	17,211
Shareholders’ equity	366,402	359,218

Total liabilities and shareholders’ equity	$507,359	$520,178

# # # #